Exhibit 99.1

August 5, 2013

NORTHWEST PIPE REPORTS SECOND QUARTER 2013 RESULTS

AND ANNOUNCES CONFERENCE CALL

Highlights:

•	Net sales were $116.7 million, down 10.9% from second quarter 2012

•	Operating income was $9.4 million, up 34.6%

•	Net income was $5.6 million, or $0.59 per diluted share, up 54.3%

Vancouver, WA, August 5, 2013. Northwest Pipe Company (NASDAQ: NWPX) today announced its second quarter 2013 financial results. The Company will broadcast its second quarter 2013 earnings conference call on Tuesday, August 6, 2013, at 8:00 am PDT.

Second Quarter 2013 Results

Net sales for the quarter ended June 30, 2013 decreased 10.9% to $116.7 million compared to $131.0 million in the quarter ended June 30, 2012. Gross profit was $15.7 million (13.4% of net sales) in the second quarter of 2013, an increase from $13.6 million (10.4% of net sales) in the second quarter of 2012. Operating income was $9.4 million in the second quarter of 2013, an increase from $7.0 million in the second quarter of 2012. Net income for the second quarter of 2013 was $5.6 million or $0.59 per diluted share compared to $3.6 million or $0.38 per diluted share for the second quarter of 2012.

Water Transmission net sales decreased by 1.5% to $58.1 million in the second quarter of 2013 from $59.1 million in the second quarter of 2012. The decrease in net sales was due to a 34% decrease in tons produced, offset by a 49% increase in average selling price per ton. Water Transmission gross profit increased to $12.1 million (20.9% of segment net sales) in the second quarter of 2013 from $8.1 million (13.8% of segment net sales) in the same period of 2012.

Tubular Products net sales decreased 18.6% to $58.6 million in the second quarter of 2013 from $72.0 million in the second quarter of 2012, driven by a 13% decrease in average selling price per ton and a 6% decrease in tons sold from 56,500 tons in the second quarter of 2012 to 52,900 tons in the second quarter of 2013. Tubular Products gross profit decreased by 34.7% to $3.5 million (6.0% of segment net sales) in the second quarter of 2013 from $5.4 million (7.5% of segment net sales) in the second quarter of 2012.

As of June 30, 2013, the backlog of orders in the Water Transmission segment was approximately $115 million compared to a backlog of orders of $245 million as of June 30, 2012. The backlog contains confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that it is the successful bidder even though a binding agreement has not been executed.

Outlook

“Based on current market conditions, we believe the third quarter will be our weakest quarter in 2013. The Water Transmission segment will have significantly lower net sales and gross profit as indicated by the relatively low backlog at the end of the second quarter,” said Scott Montross, President and Chief Executive Officer of the Company. “While a trade case has been filed against nine nations importing oil country tubular goods into the United States, we have not yet seen a significant improvement in sales prices or volumes. In Tubular Products we expect to see gross margin in the low positive single-digits.”

Conference Call

The Company will hold its second quarter 2013 earnings conference call on Tuesday, August 6, 2013 at 8:00 am PDT. The live call can be accessed by dialing 1-888-810-4934 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available until Friday, August 30, 2013 by dialing 1-800-568-0918 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of products including energy, construction, agriculture and industrial systems. The Company is headquartered in Vancouver, Washington and has nine manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2012 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales:
Water Transmission	$58,148	$59,050	$136,761	$117,481
Tubular Products	58,590	71,991	120,574	155,735

Net sales	116,738	131,041	257,335	273,216
Cost of sales:
Water Transmission	46,023	50,901	104,766	99,633
Tubular Products	55,047	66,563	115,697	143,506

Total cost of sales	101,070	117,464	220,463	243,139
Gross profit:
Water Transmission	12,125	8,149	31,995	17,848
Tubular Products	3,543	5,428	4,877	12,229

Total gross profit	15,668	13,577	36,872	30,077
Selling, general, and administrative expense	6,288	6,607	12,672	13,928

Operating income (loss):
Water Transmission	10,499	6,130	28,532	14,154
Tubular Products	2,885	4,651	3,551	10,847
Corporate	(4,004)	(3,811)	(7,883)	(8,852)

Operating income	9,380	6,970	24,200	16,149
Other expense	(4)	(34)	37	2
Interest income	(60)	(46)	(243)	(87)
Interest expense	956	1,526	2,005	3,166

Income before income taxes	8,488	5,524	22,401	13,068
Provision for income taxes	2,927	1,920	7,334	4,730

Net income	$5,561	$3,604	$15,067	$8,338

Basic earnings per share	$0.59	$0.38	$1.60	$0.89

Diluted earnings per share	$0.59	$0.38	$1.59	$0.88

Shares used in per share calculations:
Basic	9,443	9,374	9,440	9,372

Diluted	9,481	9,433	9,474	9,423

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	June 30,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$194	$46
Trade and other receivables, net	57,946	41,498
Costs and estimated earnings in excess of billings on uncompleted contracts	65,687	73,314
Inventories	115,845	113,545
Other current assets	8,113	7,735

Total current assets	247,785	236,138
Property and equipment, net	162,191	152,545
Other assets	35,345	33,739

Total assets	$445,321	$422,422

Liabilities:
Current maturities of long-term debt	$10,372	$9,009
Accounts payable	29,528	21,042
Accrued liabilities	23,502	32,217
Billings in excess of cost and estimated earnings on uncompleted contracts	3,635	6,478

Total current liabilities	67,037	68,746
Note payable to financial institution	60,750	47,533
Other long-term debt, less current maturities	8,868	15,536
Other long-term liabilities	33,321	31,175

Total liabilities	169,976	162,990
Stockholders’ equity	275,345	259,432

Total liabilities and stockholders’ equity	$445,321	$422,422

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